Exhibit 10.04

[WEST LOGO TO APPEAR HERE]

To:	Thomas B. Barker
From:	WSTC Comp. Committee
Date:	February 10, 2003

Re:	2003 Compensation Plan

Your 2003 compensation plan for your employment as President and Chief Executive Officer for West Corporation (the “Company”) is as follows:

1.	Your base salary will be $475,000. Should you elect to voluntarily terminate your employment, you will be compensated for your services through the date of your actual termination per your Employment Agreement.

2.	Effective January 1, 2003, you will be eligible to receive a performance bonus based on year-to-date growth of profits over the same period of the prior year. This bonus will be calculated by multiplying the year-to-date growth in profits for each quarter by the corresponding profit growth participation factor from the table below, minus bonus paid year-to-date for the respective calendar year.

Profit Growth	Profit Growth Participation Factor
0%–9.99%	0
10.1%–14.99%	.025
15%–20%	.03
20%+	.035

Please note that a negative year-to-date profit calculations at the end of any given quarter will result in “loss carry forward” to be applied to the next quarterly year-to-date calculation. All bonuses will be paid within thirty (30) days of the end of the quarter.

3.	For the purposes of this compensation plan, profit shall be defined as pre-tax profit growth of the Company on a consolidated basis.

4.	All pre-tax, pre-corporate allocation profit and net income objectives are based upon the Company’s operations and will not include profit and income derived from mergers, acquisitions, joint ventures or other non-operating income unless specifically and individually included upon completion of the transaction.

5.	At the discretion of management, you may receive an additional bonus based on the Company’s and your individual performance.

6.	The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

By:	/s/ THOMAS B. BARKER
Employee—Thomas B. Barker